Exhibit 99.1

CONTACT:

Rodney B. Harrison	Van Negris / Lexi Terrero
Morton Industrial Group, Inc.	Van Negris & Company, Inc.
(309) 266-7176	(212) 396-0606 — info@vnegris.com
FOR IMMEDIATE RELEASE
Morton Industrial Group, Inc. Reports
2005 Third Quarter and Nine Months Results
MORTON, IL — November 15, 2005 — Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the third quarter and nine months ended October 1, 2005.
William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our shipments for the first nine months of 2005 reflect the continued strength of the Construction, Agriculture and Commercial capital goods industries served by our prestigious customers. Throughout this year the Supply Network has continued to add capacity to support our customers’ increased assembly line requirements, which have now stabilized at this higher level of unit demand. We are also returning to a more typical seasonal schedule, which has historically seen greater demand in the first half of each calendar year. Based on communications with our customers, we expect demand to remain strong into 2006, particularly in the construction equipment sector”.
Excluding the impact of the steel surcharges passed through to our customers, net sales for the third quarter ended October 1, 2005 were $37.2 million compared to $40.7 million for the third quarter ended September 25, 2004, reflecting historical trends, and $127.1 million for the nine months ended October 1, 2005 compared to $124.4 million for the nine months ended September 25, 2004. The sales increase in the first nine months resulted primarily from increased unit demand by existing customers.
Including the impact of the steel surcharges passed through to our customers of $6.1 million and $5.4 million in the 2005 and 2004 third quarters, respectively, and $23.9 million and $12.4 million in the first nine months of 2005 and 2004 respectively, net sales for the third quarter ended October 1, 2005 were $43.3 million compared to $46.1 million for the third quarter ended September 25, 2004 and $151.0 million for the nine months ended October 1, 2005 compared to $136.8 million for the nine months ended September 25, 2004.
Morton continued, “We are pleased that our operating margins have improved year to date and during our third quarter as a result of our continued focus on improving internal efficiencies. This has resulted primarily because of our ongoing application of 6 Sigma methodology throughout the Company.”
Operating income for the 2005 third quarter was $1.6 million compared to $1.8 million in the 2004 third quarter and $8.9 million compared to $6.5 million in the first nine months of 2005 and 2004 respectively.
The Company’s net earnings reflect the effects of a gain on redemption of preferred stock of $0.6 million in the third quarter of both years and $2.3 million in the first nine months of both years.
Excluding the impact of the gain on redemption of preferred stock, net earnings for the 2005 third quarter were $0.2 million, or $0.03 per diluted share compared to $0.4 million, or $0.07 per diluted share in the comparable period a year ago. For the first nine months of 2005, excluding the impact of such gains, net earnings were $4.2 million, or $0.70 per diluted share compared to $3.1 million, or $0.52 per diluted share in the comparable period a year ago.
Including the impact of the gain on redemption of preferred stock, net earnings available to common shareholders for the 2005 third quarter were $0.7 million, or $0.13 per diluted share compared to $1.0 million, or $0.15 per diluted share in the comparable period a year ago. For the first nine months of 2005, net earnings were $6.5 million, or $1.09 per diluted share compared to $5.3 million, or $0.91 per diluted share in the comparable period a year ago.
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Morton Industrial Group, Inc.
November 14, 2005 — Page Two
About Morton Industrial Group, Inc.
Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include a broad range of metal fabrications and assemblies for the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Caterpillar Inc., Deere & Co., Kubota Corporation and JLG Industries Inc.
“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.
- Statistical Table Follows -
MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended October 1, 2005 and September 25, 2004
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2005	September 25, 2004	October 1, 2005	September 25, 2004
Net sales	$43,339	46,146	151,020	136,772
Cost of sales	37,909	40,828	130,867	119,800

Gross profit	5,430	5,318	20,153	16,972

Operating expenses:
Selling expenses	757	802	2,335	2,389
Administrative expenses	3,028	2,727	8,893	8,094

Total operating expenses	3,785	3,529	11,228	10,483

Operating income	1,645	1,789	8,925	6,489

Other income (expense):
Interest expense	(1,393)	(1,405)	(4,200)	(3,135)
Interest on redeemable preferred stock	—	—	—	(249)
Gain on redemption of preferred stock	566	566	2,266	2,266
Other	—	40	62	123

Total other income (expense)	(827)	(799)	(1,872)	(995)

Earnings before income taxes	818	990	7,053	5,494

Income taxes	80	25	600	175

Net earnings	$738	965	6,453	5,319

Earnings per common share — basic	$0.15	0.20	1.31	1.14

Earnings per common share — diluted	$0.13	0.15	1.09	0.91

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